Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INARI MEDICAL, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Inari Medical, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1000 shares of common stock with a par value of $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH: The personal liability of the directors of the Corporation, to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director, is hereby eliminated to the fullest extent permitted by the DGCL, as the same may be amended and supplemented. Any amendment, repeal or modification of this Article SIXTH, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH: The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented, indemnify, advance expenses and hold harmless any person who was or is a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article SEVENTH shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: Subject to the foregoing Articles SIXTH AND SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

NINTH: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.